Exhibit 99.1

AMETEK Announces Second Quarter Results and Raises 2019 Guidance

•	Reports second quarter sales up 7% over prior year

•	Reports GAAP earnings of $0.94 per diluted share

•	Delivers adjusted earnings of $1.05 per diluted share, up 14% over 2018 adjusted earnings

•	Increases 2019 adjusted earnings guidance range to $4.04 to $4.10 per diluted share

BERWYN, PA, JULY 30, 2019 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the second quarter ended June 30, 2019.

AMETEK’s second quarter 2019 sales were a record $1.29 billion, up 7% over the second quarter of 2018, with organic sales growth of 3%. Operating income increased 9% to a record $295.4 million and operating margins were 22.9% in the quarter, up 60 basis points over the prior-year period.

On a GAAP basis, second quarter earnings per diluted share were $0.94. Adjusted earnings, which adds back non-cash, after-tax, acquisition-related intangible amortization, were $1.05 per diluted share, a 14% increase over the prior year’s comparable period. A reconciliation of reported GAAP earnings to adjusted earnings is included in the financial tables accompanying this release and on the AMETEK website.

“I am very pleased with our strong performance in the second quarter,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Continued solid organic sales growth, combined with contributions from recent acquisitions and excellent operating performance helped drive 14% earnings growth in the quarter. Given the strength of these results and our outlook for the remainder of 2019, we are again raising our earnings guidance for the full year.”

Electronic Instruments Group (EIG)

EIG sales in the second quarter were $820.2 million, up 10% over the second quarter of 2018. Operating income for the quarter increased 10% to $212.9 million, and operating income margins were 26.0%.

“EIG had an outstanding quarter with strong sales growth and excellent operating performance,” noted Mr. Zapico. “Sales growth was driven by solid organic sales growth and contributions from the recent acquisitions of Motec, Forza, Telular and Spectro Scientific. The higher sales combined with our operational excellence initiatives delivered impressive core margin expansion in the quarter.”

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Electromechanical Group (EMG)

Sales for EMG in the second quarter were $469.2 million, up 1% over the same quarter in 2018. EMG operating income for the quarter was a record $101.1 million, an increase of 7% over last year’s second quarter. Operating income margins were 21.5%, up 120 basis points over the prior year period.

“EMG also delivered an outstanding second quarter with solid organic sales growth and exceptional operating performance,” commented Mr. Zapico. “Operating margins increased sharply as our EMG businesses continue to deliver on our Operational Excellence initiatives.”

2019 Outlook

“AMETEK’s performance through the first half of the year has firmly positioned us for strong sales and earnings growth in 2019. Our success speaks to the strength of the AMETEK Growth Model and our leading positions in attractive, niche market segments,” noted Mr. Zapico.

“For all of 2019, we continue to expect overall sales to be up high single digits on a percentage basis compared to 2018, driven by contributions from recent acquisitions and 3% to 5% organic sales growth. We now expect adjusted earnings per diluted share to be in the range of $4.04 to $4.10, an increase of 10% to 12% over the prior year’s comparable basis. This is an increase from our previous adjusted guidance range of $3.98 to $4.08 per diluted share,” he added.

“Overall sales in the third quarter are expected to be up high single digits on a percentage basis compared to the third quarter of 2018. Adjusted earnings per diluted share are expected to be in the range of $1.00 to $1.02, an increase of 10% to 12% on a comparable basis over last year’s third quarter,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its second quarter 2019 investor conference call on Tuesday, July 30, 2019, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

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Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

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AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$1,289,412	$1,208,935	$2,577,103	$2,381,582

Cost of sales	838,153	791,248	1,689,460	1,568,048
Selling, general and administrative	155,849	147,601	308,974	285,280

Total operating expenses	994,002	938,849	1,998,434	1,853,328

Operating income	295,410	270,086	578,669	528,254
Interest expense	(21,475)	(20,784)	(44,128)	(42,470)
Other expense, net	(3,336)	(1,081)	(7,004)	(1,739)

Income before income taxes	270,599	248,221	527,537	484,045
Provision for income taxes	55,096	54,361	107,766	108,845

Net income	$215,503	$193,860	$419,771	$375,200

Diluted earnings per share	$0.94	$0.83	$1.83	$1.61

Basic earnings per share	$0.95	$0.84	$1.85	$1.62

Weighted average common shares outstanding:
Diluted shares	229,328	233,297	229,007	233,131

Basic shares	227,577	231,252	227,219	231,090

Dividends per share	$0.14	$0.14	$0.28	$0.28

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales:
Electronic Instruments	$820,247	$744,458	$1,627,158	$1,460,884
Electromechanical	469,165	464,477	949,945	920,698

Consolidated net sales	$1,289,412	$1,208,935	$2,577,103	$2,381,582

Operating income:
Segment operating income:
Electronic Instruments	$212,913	$193,831	$415,997	$377,190
Electromechanical	101,065	94,250	199,878	185,252

Total segment operating income	313,978	288,081	615,875	562,442
Corporate administrative expenses	(18,568)	(17,995)	(37,206)	(34,188)

Consolidated operating income	$295,410	$270,086	$578,669	$528,254

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AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$567,912	$353,975
Receivables, net	757,522	732,839
Inventories, net	634,138	624,744
Other current assets	167,581	124,586

Total current assets	2,127,153	1,836,144
Property, plant and equipment, net	538,256	554,130
Right of use asset, net	182,902	—
Goodwill	3,613,182	3,612,033
Other intangibles, investments and other assets	2,608,109	2,659,981

Total assets	$9,069,602	$8,662,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$98,356	$358,876
Accounts payable and accruals	880,202	899,828

Total current liabilities	978,558	1,258,704
Long-term debt, net	2,368,690	2,273,837
Deferred income taxes and other long-term liabilities	1,055,573	887,825
Stockholders’ equity	4,666,781	4,241,922

Total liabilities and stockholders’ equity	$9,069,602	$8,662,288

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AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Diluted Earnings Per Share		Forecasted Diluted Earnings Per Share
	Three Months Ended		Three Months Ended September 30,		Year Ended December 31,
	June 30, 2019	June 30, 2018	Low 2019	High 2019	Low 2019	High 2019
Diluted earnings per share (GAAP)	$0.94	$0.83	$0.89	$0.91	$3.61	$3.67
Pretax amortization of acquisition-related intangible assets	0.14	0.12	0.14	0.14	0.57	0.57
Income tax benefit on amortization of acquisition-related intangible assets	(0.03)	(0.03)	(0.03)	(0.03)	(0.14)	(0.14)

Adjusted Diluted earnings per share (Non-GAAP)	$1.05	$0.92	$1.00	$1.02	$4.04	$4.10

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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